EXHIBIT 11
NBTY, INC. AND SUBSIDIARIES
Statement Re Computation of Per Share Earnings
Years ended September 30, 2001, 2000 and 1999


(Dollars and shares in thousands)           Years Ended September 30,
                                       ---------------------------------
                                         2001         2000         1999
                                         ----         ----         ----

Net income                             $41,925      $51,508      $27,279
                                       =================================

Weighted average common shares
 outstanding:

  Common shares - basic                 65,774       67,327       69,640

  Common share equivalents (1)           1,351        1,991        1,186
                                       ---------------------------------

  Common shares - diluted               67,125       69,318       70,826
                                       =================================

Basic net income per shares            $  0.64      $  0.77      $  0.39
                                       =================================

Diluted net income per share           $  0.62      $  0.74      $  0.39
                                       =================================

<F1>  Common share equivalents consist of dilutive stock options.

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